EXHIBIT 10.19(c)
AMENDMENT NO. 2 TO TRANSITION AND SUCCESSION AGREEMENT
          THIS AMENDMENT NO. 2 TO TRANSITION AND SUCCESSION AGREEMENT (this “Amendment”) by and between Mylan Laboratories Inc., a Pennsylvania corporation (the “Company”) and Robert J. Coury (the “Executive”), is made as of April 3, 2006.
          WHEREAS, the Company and the Executive are parties to that certain Transition and Succession Agreement dated as of December 15, 2003 and amended as of December 2, 2004 (as amended, the “Agreement”);
          WHEREAS, the Company and the Executive wish to amend further the Agreement, effective as of April 1, 2006, as set forth below;
          NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
1.	The reference to “65%” in Section 1(b)(3) of the Agreement is hereby deleted and replaced with “60%.”

2.	The following shall be added as new subsections 1(d), 1(e), and 1(f) of the Agreement:
“(d) “Cause” means: (1) the Executive’s willful and continued gross neglect of duties (other than resulting from incapacity due to physical or mental illness or following the Executive’s delivery of a Notice of Termination for Good Reason (as defined herein)), or (2) the willful engaging by the Executive in illegal conduct that is materially and demonstrably injurious to the Company or (3) the willful engaging by the Executive in gross misconduct that is materially and demonstrably injurious to the Company which, for purposes of clauses (1) and (3), has not been cured within 30 days after a written demand for substantial performance is delivered to the Executive by the Board that specifically identifies the manner in which the Board believes that the Executive has grossly neglected his duties or has engaged in gross misconduct. No act, or failure to act, on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board (excluding the Executive, if the Executive is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel for the Executive, to be heard before the Board), finding that, in the good faith opinion of the Board, Cause exists and specifying the particulars thereof in detail. In the event of a dispute concerning the existence of “Cause,” any claim by the Executive that “Cause” does not exist shall be presumed correct unless the Company establishes by clear and convincing evidence that Cause exists.
(e) “Good Reason” means: (1) the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position as Chief Executive Officer (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of the Employment Agreement, or any other diminution in such position (or removal from such position), authority, duties, responsibilities or conditions of employment (whether or not occurring solely as a result of the Company’s ceasing to be a publicly traded entity or becoming a subsidiary or a division of a publicly traded entity), or the Executive determines in good faith that a change in circumstances relating to his employment has rendered it substantially more difficult for him to perform his duties and responsibilities hereunder as Chief Executive Officer as compared to prior to such change in circumstances (other than by reason of Cause or his physical or mental incapacity), in each case excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (2) failure to nominate the Executive as a member of the Board of Directors (the “Board”) of the Company or removal of the Executive from (or failure to re-elect the Executive to) his position as a member of the Board; (3) any failure by the Company to comply with any of the provisions of Section 3 of the Employment Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive; (4) the Company’s requiring the Executive to be based at any office or location other than as provided in Section 1 of the Employment Agreement; (5) any failure by the Company to provide that a successor to the Company shall assume this Agreement or the Employment Agreement; (6) the Company’s giving written notice to the Executive that the term of the Employment Agreement that is in effect at the time such written notice is given is not to be extended or further extended; (7) any other breach of the Employment Agreement or this Agreement by the Company, excluding for this purpose an isolated, insubstantial and inadvertent breach that is not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive. The Executive’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. In connection with any dispute regarding the existence of Good Reason, any claim by the Executive that Good Reason exists shall be presumed to be correct unless the Company establishes by clear and convincing evidence that Good Reason does not exist.
(f) A “Potential Change in Control” shall be deemed to have occurred if any of the following shall have occurred: (a) the Company enters into a definitive agreement,

the consummation of which would result in the occurrence of a Change in Control; (b) any Person (other than the Company or any of its subsidiaries) commences (within the meaning of Regulation 14D promulgated under the Exchange Act or any successor regulation) a tender or exchange offer which, if consummated, would result in a Change in Control; (c) any Person (other than the Company or any of its subsidiaries) files with the Securities and Exchange Commission a preliminary or definitive proxy statement relating to an election contest with respect to the election or removal of directors of the Company which solicitation, if successful, would result in a Change in Control; (iv) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor provision) of 15% or more of either (A) the Outstanding Company Common Stock or (B) the combined voting power of the Outstanding Company Voting Securities; provided, however, that, for purposes of this Agreement, the following acquisitions shall not constitute a Potential Change in Control: (i) any acquisition directly from the Company or any of its subsidiaries, (ii) any acquisition by the Company or any of its subsidiaries, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary; or (iv) any acquisition by a Person that is permitted to, and actually does, report its beneficial ownership on Schedule 13G (or any successor schedule); provided that, if such Person subsequently becomes required to or does report its beneficial ownership on Schedule 13D (or any successor schedule), and at the time has beneficial ownership of 15% or more of either the Outstanding Company Common Stock or the combined voting power of the Outstanding Company Voting Securities, then a Potential Change in Control shall be deemed to occur at such time; or (d) the Board adopts a resolution to the effect that a Potential Change in Control has occurred.”
3.	The following additional sentence is added to the end of Section 2:
“For the sake of clarity, it is understood that if the Executive’s employment terminates prior to the date that a Change in Control occurs, other than as described in Section 3(e) of this Agreement, this Agreement shall thereupon be null and void and of no further force and effect.”
4.	Section 3(a) is hereby deleted and replaced in its entirety to read as follows:
“(a) (i) If the Executive experiences a Termination of Employment with Good Reason or experiences a Termination of Employment by the Company without Cause in each case on or within three years subsequent to a Change of Control, then the Executive shall be paid within ten (10) days following the date upon which the Executive experiences such a Termination of Employment, a lump sum cash payment (the “Severance Payment”) equal to four (4) times the sum of: (A) the Executive’s Base Salary (as defined in the Employment Agreement) as of the Change of Control (the “Applicable Base Salary”), plus (B) an amount equal to highest annual bonus as of the date of the Change of Control paid to the Executive during the term of his employment (the “Applicable Bonus Amount”), provided, however, that in no event shall the Severance Payment be paid prior to January 1, 2007. Notwithstanding the foregoing, if required by Section 409A of the Code to avoid the imposition of additional taxes, the Severance Payment shall be paid on the date that is six (6) months following the date on which the Executive ceases to be employed by the Company and the Affiliated Companies.
(ii) In addition, for the remainder of the calendar year in which the Executive ceases to be employed by the Company and the Affiliated Companies, and during the two succeeding calendar years, the Company shall continue to provide benefits (other than the benefits specifically provided for in the following sentence) to the Executive and/or the Executive’s dependents at least equal to those that were provided to them (taking into account any required employee contributions, co-payments and similar costs imposed on the Executive and the Executive’s dependents and the tax treatment of participation in the plans, programs, practices and policies by the Executive and the Executive’s dependents) by or on behalf of the Company and/or the Affiliated Companies in accordance with the benefit plans, programs, practices and policies (including those provided under the Employment Agreement) in effect immediately prior to a Change of Control or, if more favorable to the Executive, as in effect any time thereafter with respect to the chief executive officer of the Company and his or her dependents; provided, however, that, if the Executive becomes reemployed with another employer and is eligible to receive such benefits under another employer provided plan, program, practice or policy, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan, program, practice or policy during such applicable period of eligibility. For a period of three years after the date on which the Executive ceases to be employed by the Company and the Affiliated Companies, the Executive shall be entitled to access to corporate aircraft comparable to that made available to the Executive immediately prior to the Change in Control for personal use for an aggregate of 70 hours per year with each hour valued at $8,650 (such value to be increased by 8% per year (compounded) commencing in 2007), with such access in all other respects to be provided in accordance with Section 3(d) of the Employment Agreement and the Company’s practice immediately prior to the Change of Control. As soon as practicable following the end of each anniversary of the date upon which the Executive ceases to be employed by the Company and the Affiliated Companies, the Company shall pay the Executive an amount equal to the excess, if any, of the value of the maximum aircraft benefits provided pursuant to the preceding sentence over the value of the actual benefits used by the Executive during the relevant twelve-month period, such value to be calculated consistent with the preceding sentence. Notwithstanding the foregoing, if the Company and the Executive agree that it is required by Section 409A of the Code to avoid the imposition of additional taxes, the provision of any benefits pursuant to this Section 3(a)(ii) shall not begin until the date that is six (6) months following the date on which the Executive ceases to be employed by the Company and the Affiliated Companies and the Company shall reimburse the Executive for reasonable costs incurred by the Executive to independently obtain such benefits during the six (6) months following the date on which such termination of employment occurs (with the costs of airplane use described above being deemed reasonable for this purpose). Upon publication of final treasury regulations under Section 409A of the Code, the Company and the Executive shall consider in good faith amendments to Section 3(a)(ii) which (i) are consistent with such final regulations and (ii) cause this Section 3(a)(ii) to be as consistent as practicable with the last sentence of Section 3(a) of the Agreement as in effect prior to this Amendment No. 2 to the Agreement.”
5.	Section 3(c) of the Agreement is hereby deleted and replaced in its entirety to read as follows:
“(c) Upon a Change in Control, the Employment Agreement shall survive in all respects; provided, that, this Agreement and the Employment Agreement shall be administered in a manner to avoid the duplication of compensation and benefits.”
6.	The following shall be added as a new subsection 3(e) to the Agreement:
“If (1) pursuant to the Employment Agreement, the Executive experiences a Termination of Employment without Cause or a Termination of Employment for Good Reason (each as defined in the Employment Agreement), (2) a Potential Change in Control either exists at the time of such Termination of Employment or occurs within one (1) year following the date of such Termination of Employment, and (3) the transaction or other event contemplated by such Potential Change in Control is consummated so as to result in a Change in Control, then within ten (10) days following such Change in Control, the Executive shall be paid an amount equal to the excess of (x) the Severance Payment over (y) the Severance Amount (as defined in the Employment Agreement). Notwithstanding the above, if required by Section 409A of the Code to avoid the imposition of additional taxes, such excess shall be paid on the date that is six (6) months following the date of such Termination of Employment.”
7.	The following shall be added as a new subsection 3(f) to the Agreement:
“Legal Fees. The Company shall reimburse the Executive for all costs (including but not limited to reasonable legal fees and expenses) incurred by the Executive in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, or, to the extent attributable to the application of Section 4999 of the Internal Revenue Code to any payment or benefit provided hereunder, in connection with any tax audit or proceeding. Such reimbursements shall be made promptly upon delivery of the Executive’s written request for payment accompanied by appropriate evidence of the costs so incurred.”
8.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the Commonwealth of Pennsylvania.

9.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

10.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.
          IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

MYLAN LABORATORIES INC.

By:	/s/ Rod Piatt

Name: Rod Piatt
Title: Chairman, Compensation Committee

EXECUTIVE

/s/ Robert J. Coury

Robert J. Coury